Exhibit 5.1

[Goodwin Procter LLP Letterhead]

July 27, 2018

Avalon GloboCare Corp.

4400 Route 9 South

Suite 3100

Freehold, New Jersey 07728

Re:          Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-224343) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Avalon GloboCare Corp., a Delaware corporation (the “Company”), of (i) up to $5,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and (ii) underwriter warrants to purchase up to $350,000 of shares of Common Stock (the “Warrants” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”).

The Shares are being sold on a best efforts basis to the underwriter named in, and pursuant to, an underwriting agreement among the Company and such underwriter (the “Underwriting Agreement”). The Warrants are being issued to the underwriter as compensation for acting as underwriter in accordance with the terms of the Underwriting Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the applicable laws of the State of New York.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly authorized and, upon issuance and delivery in accordance with the terms of the Underwriting Agreement, the terms of the Warrants will be valid and binding obligations of the Company under the laws of the State of New York; and (iii) the Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, and assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, will be validly issued, fully paid and non-assessable.

Avalon GloboCare Corp.

July 27, 2018

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER llp